UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2006

Neuro-Hitech Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-125699	20-4121393
(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 2514, New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 798-8100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01. Entry into a Material Definitive Agreement

On March 15, 2006, Neuro-Hitech Pharmaceuticals, Inc. (the “Company”) entered into a Development Agreement (the “Agreement”) with Xel Herbaceuticals, Inc. (“XEL”) for XEL to develop a Huperzine A Transdermal Delivery System (the “Product”). Under the terms of the Agreement, the Company paid XEL a $250,000 fee upon the execution of the Agreement and will pay XEL $92,500 per month during the development of the Product, which development is estimated to take approximately 16 months. The monthly payment is subject to quarterly adjustment and subject to a limit on aggregate development cost overruns of $250,000. XEL has agreed to pay any cost overruns in excess of $250,000. The Company and XEL intend to seek domestic and foreign patent protection for the Product.

If the Company elects to exercise its right to license the Product in the United States and Canada (“North America”) and to develop the Product on its own, the Company will pay XEL an initial license fee of $400,000 and up to an aggregate of $2.4 million in additional payments upon the achievement of certain milestones, including completion of a prototype, initial submission to the FDA, completion of phases of clinical studies and completion of the FDA submission and FDA approval. Similarly, if the Company elects to exercise its option to license the Product worldwide excluding China, Taiwan, Hong Kong, Macau and Singapore (“Worldwide”), and develop the Product on its own, the Company will pay XEL an additional initial license fee of $400,000 and up to an aggregate of $2.4 million in additional payments upon the achievement of comparable milestones. If XEL fails to obtain a U.S. or international patent, the corresponding license fee and milestone payments will be reduced by 50% until such time as XEL obtains such patent, at which time the unpaid 50% of all such milestone payments previously not made will be due.

The Company will also be obligated to pay XEL royalty payments of between 7% and 10% of net sales, with such royalty payments subject to reduction upon the expiration of the patent or the launch of a generic product in the applicable territory. If a patent has not been issued in either the United States or Canada, the royalty payments will be subject to reduced rates of between 3% and 5% of net sales. Royalty payments for sales in the Worldwide territory will be subject to good faith negotiations between the parties.

If the Company exercises its right to license the Product in North America and to develop the Product with a third party, the Company will pay XEL 50% of any initial signing fees and milestone fees (excluding any research and development fees) paid by such third party. Similarly, in the event that the Company decides to exercise its option to license the Product Worldwide and to develop the Product with a third party, the Company will pay XEL 50% of any initial signing fees and milestone fees (excluding any research and development fees) paid by such third party. If XEL fails to obtain a U.S. or international patent, the percentage of the corresponding fees will be reduced to 25%. The Company will pay XEL 20% of any royalty payments received by the Company from third-party sublicensees or if the Product is not protected by at least one patent, 10% of any royalty received by the Company from sublicensees.

If the Company elects not to exercise its right to license the Product and XEL elects to further develop the Product without the Company, XEL will be obligated to pay the Company 30% of any net profits realized up to a maximum of two times the amount paid by the Company to XEL during development, excluding the initial $250,000 signing fee. Upon such election, XEL will be entitled to full ownership of the intellectual property of the Product. If the Company elects to exercise its rights to license the Product in North America, but not Worldwide, XEL will have certain rights to obtain intellectual property protection in any country outside North America upon payment to the Company for such rights, such fees to be negotiated in good faith by the parties.

In connection with the execution of the Agreement, Dr. Dinesh Patel, Chairman of the Board of Directors and co-founder of XEL, has agreed to serve as a formal scientific advisor to the Company during the development of the Product.

A copy of the press release announcing the execution of this Agreement is attached as an exhibit under Item 9.01(d) of this report.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated March 21, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEURO-HITECH PHARMACEUTICALS, INC.

Date: March 21, 2006	By:	/s/ Reuben Seltzer
Reuben Seltzer
President and Chief Executive Officer